Exhibit 99.1

Contact:	Elaine Gosnell	Chuck Burgess
	Centerplate	The Abernathy MacGregor Group
	(864) 597-0142	(212) 371-5999
	elaine.gosnell@centerplate.com	clb@abmac.com

FOR IMMEDIATE RELEASE

CENTERPLATE RESPONDS TO QUESTIONS ABOUT DEPARTURES OF
TWO MANAGERS AND COMMENTS ON CURRENT
FINANCIAL EXPECTATIONS

SPARTANBURG, S.C., July 1, 2004 – Centerplate (AMEX: CVP; TSX: CVP.un), the trade name for Volume Services America Holdings, Inc.’s operating businesses (the “Company”), announced today that it had received several investor inquiries concerning the departure of two of its operating managers. The Company is concerned that these inquiries reflect a misunderstanding of the Company and its operations and wishes to address these misapprehensions.

The two departures are unrelated. Dan Smith, a Senior Vice President, left the Company in January 2004 to pursue other opportunities. Doug Drewes, who had recently been named an Executive Vice President, was terminated by the Company in May 2004. Both Mr. Smith and Mr. Drewes are subject to post-employment competitive restrictions.

The Company’s organizational structure is such that neither departure is expected to have a material adverse effect. The Company relies on a group of more than 20 operating managers to oversee accounts, having significantly increased the number of managers in 2003 to provide better service to its clients. These managers have an average of approximately 18 years of service with the Company. Each account also has a general manager who is responsible for day-to-day operations and is typically officed in the client’s facility. “We owe our strength and our stability to a large team of experienced managers at many levels in our organization and we anticipate these strengths will continue to serve us well in the future,” said Larry Honig, the Company’s Chairman and CEO.

Sales efforts are coordinated by the Company’s chief executive officer, who determines their focus and direction. Implementation in turn is handled by a senior vice president-sales administration, who often calls upon local managers to assist in sales presentations.

Commenting on current financial and sales expectations, Mr. Honig noted, “We anticipate the second quarter to be as good or better than we expected. We have not seen evidence of an adverse effect on operations, sales or contract renewals as a result of these departures.”

Forward-Looking Information

The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, as well as the risks identified in the prospectus relating to the offering of IDSs, could cause actual results to differ materially from the Company’s expectations. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Centerplate, the trade name for Volume Services America Holdings, Inc.’s operating businesses, is a leading provider of catering, concessions, merchandise and facilities management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.